MILLIMAN VARIABLE INSURANCE TRUST 485BPOS

Exhibit 99(d)(ii)

MILLIMAN VARIABLE INSURANCE TRUST

AMENDMENT TO SCHEDULE A TO THE

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT (the “Amendment”), effective as of the 29th day of April, 2024, to Schedule A to the Investment Advisory Agreement, dated as of September 17, 2021 (the “Advisory Agreement”), is entered into by and between Milliman Financial Risk Management LLC, a limited liability company organized under the laws of the State of Delaware (the “Adviser”), and Milliman Variable Insurance Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”).

WHEREAS, each of the Trust and the Adviser is a party to the Advisory Agreement; and

WHEREAS, each of the Trust and the Adviser desires to amend the Advisory Agreement to replace Schedule A.

NOW, THEREFORE, the parties agree as follows:

1.       Schedule A to the Advisory Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.       Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be effective as of the day and year first above written.

MILLIMAN FINANCIAL RISK MANAGEMENT LLC

By:	/s/ Maria Schiopu
Maria Schiopu, Principal & Senior Director

Date:	April 1, 2024

Milliman Variable Insurance Trust

By:	/s/ Adam Schenck
Adam Schenck, President

Date:	April 1, 2024

SCHEDULE A

Funds and Investment Advisory Fees

Fees. Pursuant to Sections 1 and 6 of the Agreement, the Trust, on behalf of each Fund listed below, shall pay the Adviser as compensation an investment advisory fee, which shall be accrued daily and paid monthly as soon as practical after the last day of each month at the following annual rates on the average daily net assets of such Fund (“Investment Advisory Fee”):

Fund Name	Annual Advisory Fee Rate	Effective Date
Milliman Hedged Equity Strategy
1. Milliman – Capital Group Hedged U.S. Growth Fund	0.77%	December 27, 2022
2. Milliman – Capital Group Hedged U.S. Income and Growth Fund	0.77%	December 27, 2022
Milliman Community Strategy
3. Milliman Community Income Fund	0.49%	April 29, 2024
4. Milliman Community Growth Fund	0.49%	April 29, 2024

Calculation. The Investment Advisory Fee for a Fund shall be calculated by the Fund’s accounting agent and shall be accrued daily and be calculated by applying the Investment Advisory Fee annual percentage rate, as specified above, to the average daily net assets of the Fund. The value of the Fund’s net assets shall be computed in the manner specified in the Registration Statement and the Governing Documents.